EXHIBIT 23.4
CONSENT OF WONGPARTNERSHIP
27 November 2006
Great Wall Acquisition Corporation
660 Madison Avenue, 15th Floor
New York, New York 10021
United States of America
ATTENTION: MR KIN SHING LI
Dear Sirs,
GREAT WALL ACQUISITION CORPORATION — FORM S-4 REGISTRATION STATEMENT
We act as Singapore counsel for Great Wall Acquisition Corporation in relation to the acquisition by Great Wall Acquisition Corporation of at least a majority and up to all of the outstanding ordinary shares of ChinaCast Communication Holdings Limited.
We hereby consent to the use of our name under the heading “Legal Matters” in the Form S-4 registration statement (the “Registration Statement”) under the United States Securities Act of 1933, as amended, and to the filing of this consent as an exhibit to the Registration Statement.
Yours faithfully
/s/ WONGPARTNERSHIP
WONGPARTNERSHIP